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Exhibit 99.1
NEWS RELEASE

                                FOR:           GT Bicycles, Inc.

                                CONTACT:       Charles Cimitile
                                               Chief Financial Officer
                                               (714) 513-7100

                                               Morgen-Walke Associates, Inc.
                                               John Swenson, David Gennarelli,
                                               Doug Sherk
For Immediate Release                          (415) 296-7383
                                               David Sasso, Joshua Passman
                                               (212) 850-5600


               GT BICYCLES COMMENTS ON FIRST QUARTER 1997 OUTLOOK

        SANTA  ANA,  Calif.  (March  20,  1997)  - GT  Bicycles,  Inc.  (Nasdaq:
GTBX) today provided a preview for the first quarter ending March 31, 1997.

        "Our shipments of mountain bikes to date have not met our expectations, which leads us to believe we will not meet analysts' estimates for sales and net income for the first quarter of 1997," said Mike Haynes, President and CEO of GT Bicycles. "Sales of juvenile bikes and parts and accessories are strong, and we believe we have an exciting product line for introduction later this year. These factors lead us to believe that we will still be able to meet analysts' expectations for the full year, despite the apparent first quarter shortfall."

        The Company expects to report its first quarter results at the end of April. For the first quarter of 1996, GT Bicycles reported net income of $2.2 million, or 22 cents per share, on sales of $48.9 million.

        The statements made in this news release are forward looking statements that involve risks and uncertainties. As discussed in the Company's annual report on Form 10-K for the year ended December 31, 1995 and the Form 10-Q for the third quarter ended September 30, 1996, the Company's future operating results are uncertain and may be impacted by the following factors, among others: cycles of dealer orders, general economic conditions and changing consumer trends, technological advances and the number and timing of new product introductions, shipment of products and componentry from foreign suppliers, the timing of operating and advertising expenditures and changes in the mix of products ordered by independent bicycle dealers.

        GT Bicycles, Inc. is a leading designer, manufacturer and marketer of mid-to-premium priced mountain and juvenile BMX bicycles sold under the Company's GT(R), Powerlite(R), Robinson(R) and Dyno(R) brand names. The Company's Riteway Products distribution network is a leading distributor of the Company's bicycles, parts and accessories, as well as parts and accessories of other manufacturers, to independent bicycle dealers.






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